UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
-------------------------

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2007

HERITAGE WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-28277	13-4196258
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

337 Avenue de Bruxelles
83507 La Seyne-Sur-Mer (France)
(Address of Principal Executive Offices)

(011) (33) 494-109810
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 27, 2007, Alain Sereyjol Garros, a member of the Board of Directors (the “Board”) of Heritage Worldwide, Inc. (the “Company”) since March 2003 and the Company’s Chief Executive Officer since October 2004, passed away.

In order to fill the vacancy on the Board of Directors resulting for Mr. Sereyjol’s death, Claude Couty, age 55, was appointed to the Board on March 8, 2007. Mr. Couty will continue to serve as the Chief Financial Officer and General Manager of the Company. Mr. Couty has been the Chief Financial Officer and the General Manager of the Company since January 2004. From 1998 to September 2003, Mr. Couty served as Chief Financial Officer of Compagnie Europeenne De Casinos, a European casino owner and operator.

As a result of Mr. Sereyjol’s death, Jean-Claude Mas, age 67, was appointed Chief Executive Officer of the Company on March 9, 2007. Mr. Mas will continue to serve as the Chairman of the Board of the Company. Mr. Mas has been a member of the Board since March 2003, has been Chairman of the Board since April 2003, and was the Chief Executive Officer of the Company from April 2003 through October 2004. Mr. Mas has been the Chairman of Poly Implants Protheses, S.A., a French limited liability entity, and its wholly owned subsidiary PIP Espagne, since 1998.

The Company leases its headquarters, offices, and manufacturing facility from a real estate holding company, SCI Lucas, in which the Company holds an interest of 38.05% pursuant to the lease agreements. Mr. Mas holds an interest of approximately 31% in SCI Lucas. Each lease expires in November 2009. The leases are renewable automatically unless the Company cancels the leases six months prior to the renewal date. The Company paid rent and incurred rental expense to SCI Lucas of approximately $407,000 and $212,000 during fiscal year 2006 and the six months ended December 31, 2006, respectively. The approximate dollar value of Mr. Mas’s interest in the transaction, computed without regard to the amount of profit or loss, was $126,170 and $65,720 for fiscal year 2006 and the six months ended December 31, 2006, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE WORLDWIDE, INC.

By:	/s/ Claude Couty
Name: Claude Couty
Title: Chief Financial Officer

Date: March 9, 2007